FOR IMMEDIATE RELEASE

Contact:	Clement B. Knapp, Jr.
President
(219) 836-5870

October 26, 2005

AMB FINANCIAL ANNOUNCES QUARTER RESULTS
AND PAYMENT OF CASH DIVIDEND

Munster, Indiana- AMB Financial Corp. (OTCBB: AMFC) (the “Company”) the parent holding company for American Savings, FSB (the “Bank”) announced today that earnings per share for the third quarter ended September 30, 2005 was $.17 per diluted share, compared to $.23 per diluted share reported for the quarter ended September 30, 2004. The decreased earnings per share compared to last year resulted primarily from higher non-interest expense, primarily advertising and data processing expense, and a decrease in unrealized gains on the Company’s trading portfolio, offset, in part, by increased fee income. Net income for the current quarter totaled $174,000 compared to $230,000 reported in the year ago period. Return on average equity and return on average assets were 4.98% and .42%, respectively, in the current quarter compared to 7.02% and .60% in last year’s comparable period.

AMB Financial Corp. also announced that it will pay a regular cash dividend of $.07 per share for the quarter ended September 30, 2005. The dividend will be payable on November 25, 2005 to the shareholders of record on November 10, 2005.

RESULTS FOR THE QUARTER ENDED SEPTEMBER 30, 2005

Net interest income totaled $1.091 million in the current quarter, up slightly from the $1.084 million for last year’s third quarter. During this time, average interest earning amounts increased $9.7 million, or 7.0%, while the net interest margin declined to 2.96% for the quarter compared to 3.14% in the previous year’s quarter. The net interest margin declined during the quarter as deposits and the other borrowings repriced faster than asset yields as short-term interest rates continue to rise. The average yield on interest-earning assets increased 31 basis points to 5.96% for the three months ended September 30, 2005 from 5.65% for the three months ended September 30, 2004. This increase was due primarily to an increase in the yield on loans receivable which increased 25 basis points to 6.18% for the third quarter of 2005 from 5.93% for the third quarter of 2004 due in part to an increase in the yield on the Company’s adjustable rate loan portfolio due to rising interest rates. The average cost of interest-bearing liabilities increased 50 basis points to 3.03% for the three months ended September 30, 2005 from 2.53% for the three months ended September 30, 2004, of which the majority is tied to a 52 basis point increase in the cost of deposits to 2.52%. Deposit costs have increased primarily due to increases in the cost of certificates of deposit, as these accounts are repricing at substantially higher rates due to the rise in short term interest rates since the middle of 2004.

Non-interest income increased to $376,000 in the current quarter, compared to $346,000 reported in last year’s third quarter. The increase in non-interest income was primarily attributable to a $60,000 increase in service fee income as well as an additional $16,000 gain from the previous sale of stock in the Bank’s data processing provider, which was reported in the second quarter of 2005. Offsetting these increases to non-interest income was a $37,000 reduction in income from trading account securities as the market prices of the Company’s portfolio of small thrift and community banks decreased due primarily to a general decline in financial institution stock prices. Deposit related fee income increased by $42,000, due to the recent initiation of a NOW account overdraft service program. In addition, the Company also incurred a loss of $16,500 in the current quarter compared to a loss of $15,000 in the prior year’s quarter, related to an investment in a low-income housing joint venture. As a result of this investment, the Company recorded an offsetting $35,000 in federal income tax credits during both periods, which resulted in the reduction of the Company’s effective income tax rate.

Non-interest expense totaled $1.187 million in the current quarter compared to $1.055 million reported for the quarter ended September 30, 2004. The increase resulted primarily from increased staffing costs during the quarter of $54,000 due to increased compensation and benefit costs (primarily an increase in staff and pension expense, due to additional funding required under the Company’s defined benefit plan), increased advertising of $36,000 which reflected a more aggressive marketing campaign to both attract and retain deposits as well as to promote the Bank’s products and services. In addition, data processing costs increased by $50,000 in the current quarter compared to the year ago period primarily due to the Company’s decision to convert all ATM and debit card operations from a third party vendor to the Company’s data processing provider to promote a more efficient operation. Expenses incurred during the current quarter to convert these operations amounted to approximately $37,000.

The Company recorded a provision for loan losses of $47,000 during the quarter as compared to $38,000 during the prior year’s quarter. During the current quarter, the Bank recorded $19,000 of net loan charge-offs, including $10,000 relating to an automobile loan and $9,000 of credit card loans. Net loan charge-offs in the prior year’s period amounted to $41,000. The Bank’s general allowance for loan losses was $719,000 at September 30, 2005, which is equal to 49.07% of non-performing loans and .53% of net loans receivable.

Income tax expense totaled $59,000 in the current quarter, an effective tax rate of 25.3%, compared to $108,000 or an effective tax rate of 31.8% for the quarter ended September 30, 2004. Both periods were positively impacted by the recognition of approximately $35,000 in low-income housing tax credits.

RESULTS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005

Diluted earnings per share totaled $.74 in the current nine-month period compared to $.68 last year. For the nine months ended September 30, 2005, net income totaled $756,000 compared to $688,000 in last year’s comparable period. Return on average equity for the nine months ended September 30, 2005 was 7.32% compared to 7.07% for the nine months ended September 30, 2004.

Net interest income totaled $3.340 million compared to $3.365 million last year. The net interest margin decreased to 3.10% for the nine months ended September 30, 2005, compared to 3.31% for the first nine months of 2004. The net interest margin has declined between periods due to the Company’s deposits and other borrowings repricing faster than asset yields as short-term interest rates have risen.

Non-interest income increased by $410,000 primarily due to a gain on the sale of stock in the Bank’s data processing provider in the amount of $345,000 and $114,000 in increased fees and service charges, primarily in NOW account overdraft fees, offset by a $27,000 reduction in gain from the excess proceeds on a life insurance policy due to the death of one of the Company’s directors, which occurred in the prior year’s period. Non-interest expense increased by $165,000 due primarily to increases in compensation and benefits of $92,000, data processing costs of $70,000 and advertising of $22,000 offset by a decrease in professional fees of $29,000.

BALANCE SHEET AND CAPITAL

Total assets of the Company increased by $8.9 million to $166.0 million at September 30, 2005 from $157.1 million reported at December 31, 2004. The increase in assets during the nine month period resulted primarily from growth in loan balances, which totaled $135.9 million at September 30, 2005 compared to $129.3 million at December 31, 2004, an increase of $6.6 million including a $1.5 million increase in non-residential loans. In addition, the Company increased its liquidity position by $1.4 million to $9.7 million at September 30, 2005. The growth in assets during the nine month period was funded by an increase in deposit balances, which increased by $6.5 million to $122.2 million at September 30, 2005 as well as a $1.9 million increase in borrowed money to $20.8 million from the FHLB of Indianapolis. Most of the new borrowings had a term to maturity of 2.5 years.

As of September 30, 2005, stockholders’ equity in AMB Financial Corp. totaled $13.9 million. The number of common shares outstanding at September 30, 2005 was 974,143 and the book value per common share outstanding was $14.26. The Bank’s tangible, core and risk-based capital percentages of 9.32%, 9.32% and 16.01% respectively, at September 30, 2005 exceeded all regulatory requirements by a significant margin.

Non-performing assets increased during the past three months, totaling $2.17 million or 1.31% of total assets at September 30, 2005 compared to $1.69 million or 1.04% of total assets at June 30, 2005. At December 31, 2004, non-performing assets totaled $1.61 million, or 1.02% of assets. The increase in the most recent three-month period relates to a $442,000 loan secured by a single-family residence on which the Bank accepted a deed in lieu of foreclosure. The property is currently listed for sale and appraises well in excess of the Company’s carrying cost. In addition, $35,000 of business assets, which were also collateralized against this property, were sold subsequent to September 30, 2005 and the proceeds used to reduce the real estate owned balance.

This news release contains various forward-looking statements consisting of estimates with respect to the financial condition, results of operations and business of the Company and the Bank. These estimates are subject to various factors that could cause actual results to differ materially from those estimates. These factors include, but are not limited to, (i) the effect that movements in interest rates could have on net interest income and loan repayments, (ii) changes in customer preference for our products and services, (iii) changes in national and local economic and market conditions, including prevailing real estate values, (iv) higher than anticipated operating expenses, (v) a lower level of or higher cost for deposits or a higher cost for borrowings than anticipated, (vi) changes in accounting principles, policies or guidelines, (vii) legislation or regulations adversely affecting the Bank or the Company, and (viii) the success of the Company’s workout programs for troubled assets.

American Savings, FSB is a federally chartered stock savings bank. The Bank is a community-oriented institution offering a variety of traditional deposit and loan products. It operates three full service offices located in Dyer, Hammond, and Munster, Indiana.

(Two pages of selected financial information are included with this release.)

AMB Financial Corp.
Selected Financial Condition Data
(In Thousands)

	September. 30	Dec. 31
	2005	2004
	(Unaudited)

Total assets	166,040	157,094
Loans receivable, net	135,918	129,342
Mortgage-backed securities	1,822	2,286
Investment securities and interest bearing deposits	11,459	9,305
Deposits	122,158	115,659
Borrowed money	20,834	18,954
Guaranteed preferred beneficial interest
in the Company's subordinated debentures	5,000	5,000
Stockholders' equity	13,890	13,409

Selected Operations Data
(In Thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2005	2004	2005	2004

Total interest income	$2,200	1,951	6,309	5,909
Total interest expense	1,109	867	2,969	2,544
Net interest income	1,091	1,084	3,340	3,365
Provision for loan losses	47	37	235	126
Net interest income after provision for
loan losses	1,044	1,047	3,105	3,239
Non-interest income:
Fees and service charges	305	245	826	712
Rental Income	35	34	104	103
Gains on trading securities	1	38	7	16
Loss from investment in joint venture	(16)	(15)	(58)	(58)
Gains on sale of other assets	16	5	345	5
Increase in cash surrrender value of life insurance	30	32	90	104
Gain from life insurance proceeds	-	-	-	27
Other operating income	5	7	23	18
Total non-interest income:	376	346	1,337	927
Non-interest expense:
Staffing cost	589	535	1,719	1,627
Advertising	62	26	133	111
Occupancy and equipment costs	108	94	308	320
Data processing	191	141	485	415
Professional fees	52	69	159	188
Other	185	190	550	528
Total non-interest expense	1,187	1,055	3,354	3,189
Net income before income taxes	233	338	1,088	977
Provision for federal & state income taxes	59	108	332	289
Net income	$174	230	756	688

Earnings per share
Basic	$0.18	$0.24	$0.79	$0.73
Diluted	$0.17	$0.23	$0.74	$0.68

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2005	2004	2005	2004
Performance Ratios:
Return on average assets	0.42%	0.60%	0.63%	0.60%
Return on average equity	4.98	7.02	7.32	7.07
Interest rate spread information:
Average during period	2.93	3.12	3.07	3.30
End of period	2.79	3.17	2.79	3.17
Net interest margin	2.96	3.14	3.10	3.31
Efficiency ratio	81.80	73.75	77.42	74.76
Ratio of operating expense to average total assets	2.88	2.74	2.79	2.80
Ratio of average interest earning assets to average
interest-bearing liabilities:	1.01x	1.01x	1.00x	1.00x
Weighted average common shares outstanding:
Basic	965,775	951,907	959,827	938,543
Diluted	1,022,798	1,023,942	1,017,695	1,013,296

	At	At
	September 30	Dec. 31
	2005	2004
Quality Ratios:	(Unaudited)
Non-performing assets to total assets at end of
period	1.31%	1.02%
Allowance for loan losses to non-performing
loans	49.07	44.50
Allowance for loan losses to loans receivable, net	0.53	0.55

Capital Ratios:
Equity to total assets at end of period	8.37	8.54
Average equity to average assets	8.59	8.56

Other Data:
Number of full service offices	3	3